Exhibit 10.54
SECOND AMENDMENT TO AMENDED AND RESTATED POWER PURCHASE AGREEMENT
dated as of
December 16, 2003
By and Between
NORTH JERSEY ENERGY ASSOCIATES, A LIMITED PARTNERSHIP
and
JERSEY CENTRAL POWER & LIGHT COMPANY

SECOND AMENDMENT TO AMENDED AND RESTATED POWER PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED POWER PURCHASE AGREEMENT (this "Second Amendment") is made as of the 16th day of December, 2003, Jersey Central Power & Light Company, a New Jersey corporation and North Jersey Energy Associates, A Limited Partnership, a New Jersey limited partnership. JCP&L and NJEA are individually referred to herein as a "Party" and are collectively referred to herein as the "Parties". Terms used and not otherwise defined in this Amendment shall have the meanings set forth in the Original Agreement (as defined in the first recital below).

W I T N E S S E T H:

WHEREAS, JCP&L and NJEA entered into an Amended and Restated Power Purchase Agreement dated as of May 16, 2003, as amended by that First Amendment to Amended and Restated Power Purchase Agreement dated as of October 21, 2003 (collectively, the "Original Agreement" and as amended by this Second Amendment, the "Agreement") pursuant to which the NJEA is obligated to sell and JCP&L is obligated to purchase the Contract Energy generated at the Facility or provided by NJEA from other sources;

WHEREAS, NJEA and Hercules are parties to a Termination Agreement dated as of October 21, 2003, as amended by a First Amendment to Termination Agreement of even date herewith (collectively, the "Termination Agreement") and an Industrial Steam Sales Contract dated as of June 5, 1989, as amended by the First Amendment to Industrial Steam Sales Contract of even date herewith (collectively, the "Steam Contract");

WHEREAS, in light of the above-referenced amendments, to the extent JCP&L has agreed to pay a portion of the costs associated with the termination of the Steam Contract through certain offsetting adjustments to its payment obligations under the Agreement, the Parties have agreed it is desirable to execute this Second Amendment to make conforming changes to the Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions.
The following definition in Section 1.1 shall be amended and restated in its entirety to read as follows:

"Steam Host Employment Incentive Component" shall mean, in each month and for each MWh of Contract Energy delivered hereunder during the Steam Host Employment Incentive Period, an amount equal to $0.74 per MWh of Contract Energy delivered during such period as adjusted as follows:

(a)  prior to the termination of the Steam Contract, (1) with respect to any month during which the Base Damage Payment is reduced pursuant to Article VI, Paragraph 4(a)(i) or (ii) due to a "Cessation of Operations" (as defined in the Steam Contract), then the Steam Host Employment Incentive Component shall be reduced by 20% for a First Tier Reduction or by 50% for a Second Tier Reduction (each as defined in the Steam Contract) and (2) if, during any month or partial month, NJEA is not obligated to pay to Hercules a Monthly Damage Payment pursuant to the Steam Contract, JCP&L shall not be obligated to pay the Steam Host Employment Incentive Component;

(b)  on and after the termination of the Steam Contract pursuant to the Termination Agreement, with respect to any month during which the Second Component (as defined in the Termination Agreement) is reduced by either 20% or 50% pursuant to Section 3.2 of the Termination Agreement due to a "Cessation of Operations" (as defined in the Termination Agreement), the Steam Host Employment Incentive Component shall be reduced by the same percentage; and

(c)  with respect to any month during which payment of the Monthly Employment Incentive Payment (as defined in the Termination Agreement) is not paid by NJEA due to a "Cessation of Operations" (which is subject to cure within specified time periods) pursuant to Section 3.2 of the Termination Agreement or with respect to any month during which the Base Damage Payment (as defined in the Steam Contract) is equal to zero due to a "Cessation of Operations" (which is subject to cure within specified time periods) pursuant to Article VI, Paragraph 4(a)(iii) of the Steam Agreement, the Steam Host Employment Incentive Component shall equal zero for such month.

2. Headings. The headings used throughout this Amendment are inserted for reference only, and are not to be considered or taken into account in construing the terms or provisions of any section hereof nor to be deemed in any way to qualify, modify or explain the effect of any such provisions or terms.

3. Governing Law. This Amendment shall be construed in accordance with the laws of the State of New Jersey.

4. Counterparts. This Amendment may be executed by the Parties in separate counterparts, each of which shall be deemed an original hereof, but all of which shall constitute one and the same instrument.

5. No Other Amendment. Except as expressly amended herein, all other terms and provisions of the Original Agreement shall remain unmodified and in full force and effect.
6. Effective Date. This Amendment shall be effective as of the date first written above.
[signatures appear on the following page]

IN WITNESS WHEREOF, each of JCP&L and NJEA has caused this Agreement to be duly executed on its behalf as of the date first above written.
Jersey Central Power & Light Company
By:	HARVEY L. WAGNER

Name: Harvey L. Wagner Title: Vice President and Controller
NORTH JERSEY ENERGY ASSOCIATES, A LIMITED PARTNERSHIP
By:	Northeast Energy, LP, its general partner
By:	ESI Northeast Energy GP, Inc., its administrative general partner
By:	NATHAN E. HANSON

Nathan E. Hanson Director